FORM 4
                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
       1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to
    Section 16.  Form 4 or Form 5
    obligations may continue.
    See Instruction 1(b)

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1.  Name and Address of Reporting Person*

    Palash                     Harvey                         M.
    (Last)                     (First)                     (Middle)

    18 Spinnaker Way
    (Street)

    Coronado                      California      92118
      (City)                       (State)        (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    Cooker Restaurant Corporation ("CGR")

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3.  IRS Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

    March, 2000

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5.  If Amendment, Date of Original
    (Month/Day/Year)

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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     [X] Director                                   [ ] 10% Owner

     [ ] Officer (give title below)                 [ ] Other
                                                        (specify below)

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7.  Individual or Joint/Group Filing
    (Check applicable line)

     [X] Form Filed by One Reporting Person
     [ ] Form Filed by More Than One Reporting Person

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


              Table I - Non-Derivative Securities Acquired,
                    Disposed of, or Beneficially Owned


1.  Title of      2. Transaction   3. Transaction   4.  Securities          5.  Amount of        6.  Ownership    7.  Nature of
    Security         Date             Code              Acquired (A) or         Securities           Form:            Indirect
    (Instr. 3)       (Month/Day/      (Instr. 8)        Disposed of (D)         Beneficially         Direct (D)       Beneficial
                     Year)                              (Instr. 3, 4 & 5)       Owned at             Or Indirect      Ownership
                                                                                End of Month         (Instr. 4)       (Instr. 4)
                                                                                (Instr. 3 & 4)
----------------  --------------    -------------   ----------------------  ------------------   ---------------  --------------
                                    Code     V      Amount  (A) or   Price
                                                             (D)
                                    ----    ---     ------  ------   -----

    Common Stock    03/16/00          P             10,000     A     2.75                               D
    Common Stock    03/23/00          P             10,000     A     2.75    170,000                    D




*  If the Form is filed by more than one Reporting Person, see Instruction
   4(b)(v)

   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.



  Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of    2.  Conversion    3.  Trans-     4.  Transaction   5.  Number of      6.  Date            7. Title &
    Deriv-          or Exercise       action         Code              Derivative         Exercisable        Amount of
    ative           Price of          Date           (Instr. 8)        Securities         & Expiration       Underlying
    Security        Derivative        (Month/                          Acquired (A)       Date (Month/       Securities
   (Instr. 3)       Security          Day/                             or Disposed        Day/Year)          (Instr. 3 & 4)
                                      Year)                            of (D)
                                                                   (Instr. 3, 4 & 5)

--------------  --------------    -------------  --------------    ------------------ ------------------  -----------------

                                                 Code       V       (A)         (D)   Date      Expira-   Title   Amount
                                                                                      Exer-     tion              of No.
                                                                                      cisable   Date              of Shares
                                                 ----      ---     -----       -----  -------   -------   -----   ---------





  Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

Contd...


8.  Price of     9.  Number           10.  Ownership       11.  Nature
    Derivative       of Derivative         Form of              of Indirect
    Security         Securities            Derivative           Beneficial
    (Instr. 5)       Beneficially          Security:            Ownership
                     Owned at End          Direct (D)           (Instr. 4)
                     of Month              or Indirect
                     (Instr. 4)            (I) (Instr 4.)
--------------   ----------------     -------------------  --------------



Explanation of Responses:




April 3, 2000
Date                                           /s/Harvey M. Palash
                                               **Signature of Reporting Person

                                               Harvey M. Palash
                                               Print Name


** Intentional misstatements or omissions of facts constitute Federal Violations.
   See 18 U.S.C. 1001 and 15 U.S. C 78ff(a)

Note: File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure. (Print or Type Responses)

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